UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 16, 2008

Auburn Bancorp, Inc.
(Exact name of registrant as specified in its charter)

United States		26-2139168
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

256 Court Street, P.O. Box 3157, Auburn, Maine	04212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(207) 782-0400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06	Material Impairment.

On September 16, 2008, the Board of Directors of Auburn Bancorp, Inc. (the “Company”) determined that it would write-down investments in Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHMLC) common stock in the quarter ending September 30, 2008 as a result of the appointment of the Federal Housing Finance Agency as conservator over both of the entities.  The amount of the other-than-temporary impairment charge will be $60,000, the total amount of such FNMA and FHLMC common stock on the Company’s books at that date.  The Company had previously recorded an other-than-temporary impairment charge of $30,000 for the fiscal year ended June 30, 2008.

The Company does not expect to realize any material tax benefit in connection with the impairment of its FNMA and FHLMC common stock.  Although the Company would realize a capital loss if it sells the FNMA and FHLMC common stock, such capital loss would result in a tax benefit to the Company only to the extent the capital loss can be used to reduce capital gains available during the applicable carryback and carryforward periods. The Company does not expect those capital gains to be material in relation to the amount of the other-than-temporary impairment charge.

The other-than-temporary impairment of the FNMA and FHLMC common stock will have the effect of reducing the Company and the Bank’s regulatory capital levels and net income.  At June 30, 2008, the Company and the Bank continued to exceed all regulatory capital requirements necessary to qualify as “well capitalized.”

The following table presents the Bank’s capital position relative to its respective regulatory capital requirements at June 30, 2008, on a historical and a pro forma basis, after giving effect to the other-than-temporary impairment of the FNMA and FHLMC common stock discussed above in the amount of $60,000, exclusive of any tax benefit related to the impairment.

	As Reported June 30, 2008	Pro-forma	Regulatory Threshold for Well Capitalized
Auburn Savings Bank Tier 1 leverage ratio	6.85%	6.80%	5.00%
Auburn Savings Tier 1 risk-based ratio	10.69%	10.59%	6.00%
Auburn Savings Total risk-based ratio	11.54%	11.45%	10.00%

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUBURN BANCORP, INC.
(Registrant)

Date: September 22, 2008	By:	/s/ Allen T. Sterling
Name: Allen T. Sterling
Title: President and Chief Executive Officer